EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

New Century Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of New Century Financial Corporation of our reports dated March 15, 2005, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

April 29, 2005